Exhibit 99.1

American Financial Group Announces Fourth Quarter and

Full Year 2004 Results

Cincinnati, Ohio - February 10, 2005 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings for the 2004 fourth quarter of $92.6 million ($1.23 per share). AFG's net earnings for the previous year's fourth quarter were $196.6 million ($2.68 per share) which included a tax benefit of $136.0 million ($1.90 per share) resulting from AFG's merger with its subsidiary, American Financial Corporation ("AFC"). Net earnings for the 2004 full year were a record $359.9 million ($ 4.81 per share) compared to $293.8 million ($4.12 per share) for 2003.

In addition to net earnings, AFG has consistently utilized "core earnings", a non-GAAP financial measure commonly used in the insurance industry, as an economic measure. Many investors and analysts focus on this non-GAAP measure which sets aside items that may not be indicative of core operations, such as net realized gains (losses) on investments, discontinued operations, cumulative effect of accounting changes and other non recurring items. AFG believes that excluding the impact of these items is useful in analyzing operating trends. A reconciliation of this non-GAAP measure to net earnings is included in the accompanying summary of earnings.

Core earnings from insurance operations were $66.6 million ($.88 per share) for the fourth quarter of 2004, 43% higher than the $46.4 million ($.65 per share) reported for the previous year's fourth quarter. AFG's core earnings from insurance operations for the full year 2004 were $215.4 million ($2.88 per share) compared to $155.8 million ($2.22 per share) for 2003. The increases in the 2004 quarter and full year results were due primarily to improved underwriting margins in the property and casualty insurance ("P&C") operations and higher operating earnings in the annuity, supplemental insurance and life operations. Details of the financial results may be found in the accompanying schedules.

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Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, jointly stated that, 2004 was a very successful year for AFG. The company generated strong net earnings and sold 2.7 million shares of its common stock in a December public offering, contributing to continued strong growth in shareholders' equity. Our core earnings per share from insurance operations were up 30% over 2003 and were within the earnings guidance announced in February of last year. We continued to strengthen our balance sheet and improve our leverage and financial flexibility. We ended 2004 with a debt to capital ratio of about 31% and holding company cash of approximately $133 million, providing solid liquidity going into 2005. We expect continued growth and profitability in our insurance operations and remain comfortable with our 2005 core earnings guidance of $3.15 to $3.40 per share.

Business Segment Results

The P&C Group of specialty insurance operations generated an underwriting profit of $ 54.8 million in the 2004 fourth quarter, with a combined ratio of 89.9%, an improvement of 6.2 points from the 2003 fourth quarter. Gross written premiums for the 2004 quarter grew approximately 4% compared with the same period a year ago. Solid volume growth and rate increases in certain businesses were partly offset by reductions in less profitable lines of business and moderating rates. Rate increases averaged about 2% for the 2004 fourth quarter. Net written premiums for the 2004 quarter were 22% above the 2003 period, reflecting the impact of reductions in premiums ceded under reinsurance agreements.

The Specialty Insurance Group's 2004 combined ratio was 94.1%, including 1.8 points from the hurricane losses, compared to 96.0% for 2003. For the 2004 year, gross and net written premiums were 12% and 20%, respectively, above the 2003 amounts. Further details of the Specialty Group operations may be found in the accompanying schedules.

Carl Lindner III commented: "I am pleased with the growth and strong underwriting performance of our P&C Specialty Group in 2004. Our crop insurance business reported a record earnings year, which was partially offset by the effects of an unprecedented four Southeastern hurricanes. Several of our businesses reported substantial underwriting profits as a result of our efforts in recent years to improve rate adequacy and claims management. We experienced continued moderation in rate increases during the latter part of 2004 with some rate decreases, particularly in our property lines. We will continue to maintain rate adequacy going forward even if it means reducing business volume in certain lines of business. We expect little change in overall rates in 2005."

The Property and Transportation businesses reported stellar results for the 2004 fourth quarter and full year. Their combined ratio for the 2004 fourth quarter was nearly 38 points better than the same quarter a year earlier primarily due to exceptionally strong profitability in our crop insurance business. Gross premiums written for the 2004 fourth quarter and full year grew 6% and 17%, respectively, over the 2003 periods primarily due to strong volume growth in our crop, equine and transportation insurance businesses. The 2004 underwriting profit for the Property and Transportation businesses was $118 million with a combined ratio of 80.7%, including 4.7 points of hurricane losses. The higher growth of 33% in net written premiums for 2004 over 2003 was attributable to lower premiums ceded under reinsurance agreements.

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The California Workers' Compensation business continued to generate solid underwriting profits. Gross written premiums grew 23% and 31% for the quarter and full year, respectively, over the 2003 periods, reflecting significant volume growth. This group continued to experience improving claims results due to the workers' compensation reform enacted in California. The reforms have enabled the company to offer coverage at lower rates while maintaining appropriate profitability.

Even though the Specialty Casualty group reported an underwriting loss for the 2004 fourth quarter, it ended the year profitably with a 2004 combined ratio of 99.8%. The combined ratio for the 2004 quarter included the effects of a charge related to the commutation of a Trenwick reinsurance agreement and unfavorable prior year development in the executive liability operation and in a business in run-off. The other operations within this group generated very solid underwriting profits. Gross premiums declined for the 2004 fourth quarter compared to the 2003 period and grew about 3% for the year.

The Specialty Financial businesses - increase in gross premiums during 2004 was driven primarily by growth in our profitable collateral protection business. The group's 2004 fourth quarter combined ratio included the impact of the commutation of a Converium reinsurance arrangement as well as adverse prior year development in our surety and fidelity operations, aggregating nearly 15 points. For the full year, these factors also increased the 2004 combined ratio about 4.5 points, driving it slightly higher than 2003.

Mr. Lindner continued, "Even though we experienced some unexpected losses during 2004, I am very proud of our P&C results and that we achieved our overall objectives. We expect our Property and Transportation businesses to continue to report solid growth and strong underwriting profits going forward. We also expect continued underwriting profitability in the California workers' compensation business but anticipate somewhat lower premium growth due to the rate environment. I am disappointed with the underwriting performance in our Specialty Casualty and Specialty Financial groups. I expect slower premium growth in these operations with opportunity for improvement in their results in 2005."

"We will continue to focus on adequate pricing of our insurance products as well as managing capital levels in order to generate appropriate underwriting profits and returns within our various business lines."

The Annuity, Supplemental Insurance and Life Group reported core net operating earnings of $17.5 million for the fourth quarter of 2004 compared to $13.2 million for the 2003 period. For the full year of 2004, core net operating earnings of $70.9 million were approximately 28% above the $55.6 million reported in 2003. The 2003 results included a second quarter after-tax charge of $8.1 million related to the negative effect of lower investment yields on the fixed annuity operations. Statutory premiums decreased by approximately 8% in the fourth quarter and full year of 2004 compared to the respective 2003 periods. Increases in 403 (b) annuity and supplemental insurance premiums were more than offset by lower sales of single premium annuities.

Craig Lindner commented, "Despite the continued low interest rate environment, each of our lines of business reported improved results in 2004 compared to the year earlier. The decrease in our single premium annuities reflects our continued discipline in setting commissions and interest rates. We remain committed to maintaining our pricing targets and look forward to continuing improvement in our operations."

A reconciliation of "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 82% of GFR common stock and a proportional share of its earnings is included in AFG's results.

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About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions, future premiums, revenues and earnings; and rate increases.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, adequacy of loss reserves of the insurance businesses and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases, changes in debt and claims paying ratings and other changes in market conditions that could affect AFG's insurance operations.

The forward-looking statements are made only as of this date. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2004 fourth quarter and full year results at 11:30 a.m. (ET) today. Toll-free telephone access will be available by dialing 1-866-800-8652. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 1:30 p.m. (ET) today until 8:00 p.m. on February 17, 2005. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 16456058. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available at AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Operating revenues	$ 924.5	$ 825.5	$3,580.5	$3,280.9
Costs and expenses	827.9	761.4	3,261.5	3,066.0
	96.6	64.1	319.0	214.9
Related income taxes	30.0	21.6	103.6	71.3
Earnings from consolidated
insurance operations (a)	66.6	42.5	215.4	143.6
Net investee earnings from Infinity	-	3.9	-	12.2
Core earnings from insurance
operations (a)	66.6	46.4	215.4	155.8

Non-core items, net of tax:
Special tax benefits (b)	-	136.0	-	141.5
Realized investment gains (losses)	28.8	44.7	192.2(c)	50.8
Litigation settlements(d)	-	-	(33.8)	(23.1)
Discontinued operations (e)	(1.6)	(34.9)	(2.4)	(33.6)
Other	(1.2)	(1.9)	(5.9)	(3.9)
Cumulative effect of accounting
change(f)	-	6.3	(5.6)	6.3

Net earnings	$ 92.6	$ 196.6	$ 359.9	$ 293.8
Premium paid on redemption of subsidiaries - preferred shares	-	(4.1)	-	(4.1)
Net earnings available to common shares	$ 92.6	$ 192.5	$ 359.9	$ 289.7

Diluted Earnings(Loss)per Common Share:
Core from insurance operations (a)	$ .88	$ .65	$ 2.88	$ 2.22
Special tax benefits (b)	-	1.90	-	2.01
Realized investment gains (losses)	.39	.62	2.57(c)	.73
Litigation settlements (d)	-	-	(.45)	(.33)
Discontinued operations (e)	(.02)	(.49)	(.03)	(.48)
Other	(.02)	(.09)	(.08)	(.12)
Cumulative effect of accounting
change(f)	-	.09	(.08)	.09

Net earnings available to common shares	$ 1.23	$ 2.68	$ 4.81	$ 4.12

Average number of diluted shares	75.5	71.7	74.8	70.3

  Reflects (a) 2004 losses of $24.1 million ($.32 per share) from four hurricanes, and (b)2003 charges of $28.5 million ($.41 per share) for an arbitration decision relating to a 1995 property claim arising from a discontinued business and $6.7 million ($.10 per share) for a reduction in estimated future profitability of in-force fixed annuities.

  Reflects tax benefits in 2003 relating to AFG's merger with AFC and the Company.s basis in Infinity Stock.

  Includes $134 million ($1.80 per share) gain on the Provident Financial Group investment related to the merger with National City.

  Includes a 2004 charge of $33.8 million ($.45 per share) related to the settlement of environmental litigation and a 2003 charge of $23.1 million ($.33 per share) related to the settlement of litigation in the California workers' compensation business.

  Represents operating results and a 2003 fourth quarter impairment provision ($35.8 million) related to the planned disposal of Transport Insurance Company.

  Reflects the 2004 implementation of accounting changes related to utilizing the equity method of accounting for investments in limited liability companies as required by EITF 03-16 and long duration contracts mandated by Statement of Position 03-1 and the 2003 implementation of FASB Interpretation No. 46 related to variable interest entities.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)
	December 31,	December 31,
	2004	2003

Selected Balance Sheet Data:
Total Cash and Investments	$ 15,637	$13,828
Long-term Debt	$ 1,029	$ 837
Payable to Subsidiary Trusts (Issuers of Preferred Securities)	$ 78	$ 265
Shareholders' Equity	$ 2,431	$ 2,076
Book Value Per Share	$ 31.72	$ 28.42
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$ 29.35	$25.97
Common Shares Outstanding	76.6	73.1

AMERICAN FINANCIAL GROUP, INC.

PROPERTY AND CASUALTY INSURANCE OPERATIONS

UNDERWRITING RESULTS

(In Millions)
Three months ended December 31,		Twelve months ended December 31,

	2004	2003	2004	2003

Property and Casualty Insurance
Operations: (a)

Gross written premiums	$ 792	$ 806	$3,646	$3,575

Net written premiums	$ 538	$ 450	$2,229	$2,012

Ratios (GAAP):
Loss & LAE ratio	68.1%	71.5%	67.2%	70.9%(b)
Expense ratio	22.2%	25.5%	27.4%	27.9%
Policyholder dividend ratio	.3%	- %	.2%	.1%

Combined Ratio (c)	90.6%	97.0%	94.8%	98.9%

Specialty Group:

Gross written premiums	$ 790	$ 764	$3,639	$3,243

Net written premiums	$ 538	$ 441	$2,224	$1,854

Ratios (GAAP):
Loss & LAE ratio	67.5%	71.2%	66.7%	67.4%
Expense ratio	22.1%	24.9%	27.2%	28.5%
Policyholder dividend ratio	.3%	- %	.2%	.1%

Combined Ratio	89.9%	96.1%	94.1%(d)	96.0%

  Includes operations of Infinity Property and Casualty through mid-February 2003, AFG's direct auto insurance companies through the date of their sale at the end of April 2003, personal lines operations remaining with AFG, and the specialty group.

  Includes 2.3 points for the effect of an arbitration decision relating to a claim arising from a discontinued business.

  Includes other discontinued lines.

  Includes 1.8 points for the effect of losses from four hurricanes

AMERICAN FINANCIAL GROUP, INC.

PROPERTY AND CASUALTY INSURANCE GROUP

SUPPLEMENTAL SPECIALTY GROUP OPERATING INFORMATION

(In Millions)

	Three months ended December 31,		Pct. Change	Twelve Months ended December 31,		Pct. Change
	2004	2003		2004	2003

Gross Written Premiums:
Property & Transportation	$ 231	$ 219	6%	$1,337	$1,142	17%
Specialty Casualty	336	348	(3%)	1,453	1,413	3%
Specialty Financial	126	118	7%	468	396	18%
California Workers' Compensation	96	78	23%	380	290	31%
Other	1	1	N.M.	1	2	N.M.
	$ 790	$ 764	4%	$3,639	$3,243	12%

Net Written Premiums:
Property & Transportation	$ 158	$ 115	36%	$ 683	$ 515	33%
Specialty Casualty	158	160	-	740	679	9%
Specialty Financial	118	74	59%	395	302	31%
California Workers' Compensation	87	73	19%	339	271	25%
Other	17	19	(9%)	67	87	(22%)
	$ 538	$ 441	22%	$2,224	$1,854	20%

Combined Ratio (GAAP):
Property & Transportation	57.3%	95.1%		80.7%	87.8%
Specialty Casualty	107.0%	92.0%		99.8%	98.2%
Specialty Financial	129.1%	110.6%		108.9%	108.4%
California Workers' Compensation	84.1%	92.6%		89.5%	92.0%

Aggregate Specialty Group	89.9%	96.1%		94.1%	96.0%

Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages. The 2004 combined ratio includes 4.7 points for the effect of hurricane losses.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity bonds and trade credit insurance. The 2004 combined ratio includes .9 points for the effect of hurricane losses.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes an internal reinsurance facility and discontinued lines.